UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 16, 2007
(Date of Earliest Event Reported)

AMERICAN COMMERCIAL LINES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-51562 (Commission File Number)	73-3177794 (IRS Employer Identification Number)

1701 East Market Street, Jeffersonville, Indiana 47130
(Address of principal executive offices) (Zip Code)
(812) 288-0100
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On June 16, 2007, Christopher Black, the Senior Vice President, Chief Financial Officer of American Commercial Lines Inc. (the “Company”), disclosed the following:
Revised Guidance within Spot Rates
Our original guidance assumed flat spot rates in 2007 versus 2006. Our revised guidance assumes a 10% reduction in full year spot rates versus 2006. We expect to be down between 10-15% in the first half of the year and have used a 5% reduction estimate for the second half. As you know grain rates and volumes are fairly volatile and difficult to predict but this is our best estimate. We would expect second half volume to be similar to second half volume in 2006.
Second Quarter
Our press release stated that we expected the second quarter to look similar to the first. More specifically, we would expect the second quarter to generate modest positive earnings but to be significantly impacted by the 40% reduction in grain volume during the first two months of the second quarter and the double digit pricing grain rate reduction compared to the second quarter of last year. Our view is that EPS for the second quarter will likely be in the neighborhood of about a dime below that of the first quarter based on this pressure. We have seen rates move up, as expected, during the past couple of weeks. And we expect rates to continue moving up, following their seasonal pattern of coming out of the April/May trough and moving up to a fall peak coinciding with the grain harvest. We don’t expect the movement to be linear but do expect it to continue moving up directionally based on historical patterns.
Grain Softness
The pullback in the grain volumes in the second quarter were largely a function of the traditional weakest part of the grain year coinciding with softness in the gulf import market. This created a surplus of barges that typically would have been occupied moving northbound import cargo to move up into the grain region and complete for the limited volume of grain. This pushed overall industry pricing and our volume down. We elected not to compete for some of the lower priced spot business in certain cases. We do not see this as a secular shift but rather a confluence of these two isolated events during the past couple of months. Regardless, this further codifies our desire to significantly reduce our portfolio’s exposure to export grain shipments. We are focused on shifting out of grain (from 32% last year to below 10% of the portfolio) into more ratable commodity types like coal and liquid over the next two years.
Jeffboat
Jeffboat’s EBITDA revision is related to one item: labor hours per unit produced. We have good pricing, good backlog and good demand. The issue has been too many labor hours and too much overtime on the weekends at time and a half and two times pay. The primary causes for this are the ramp-up of production with new associates (learning curve) and working out the design bugs from our recalibration of the yard last year. If anything, we may have underestimated the time it would take to ramp our new associates up the learning curve. All of this is fixable. We remain convinced that Jeffboat is a 15 to 20% EBITDA margin business; but it will take us a few quarters longer to get to that level than we expected. I believe we will see improvement throughout the year at Jeffboat but would expect that there will be some challenges to the upper end of the Jeffboat guidance range.
Liquid
Liquid continues to be exceptionally strong. We have identified significant new demand through our national sales team. We will use all of our 2008 new-build capex to construct 25 to 30 new 30,000 barrel liquid tankers. These will be signed into new three to five year contracts with favorable pricing and terms. These will not be speculative builds. The new 800,000 to 900,000 barrels of capacity will be added to our existing base of 6 million barrels to increase capacity by about 15%. The builds will come on line beginning in the second quarter of 2008 and will be delivered ratably throughout the rest of the year.

Contract Renewals
As we have discussed, ACL will reprice $240 Million of contracts during the year, with the majority occurring near the end of the year. We do not believe current softness in the grain markets will have consequences on the repricing. We continue to expect pricing leverage on these contracts, even for one year old dry business renewals. Similar to last year, as we get closer to the repricing season later in the year, we will provide guidance on what type of range we expect.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN COMMERCIAL LINES INC. (REGISTRANT)
By:	/s/ Larry M. Cuculic
Larry M. Cuculic
Vice President, Legal

Dated: June 18, 2007